Exhibit 99(e)

Consolidated Statement of Retained Earnings (Deficit)

Year ended December 31	2002	2001	2000
(in millions of United States dollars)

Retained earnings at beginning of year	$ 1,194	$ 918	$ 544
Net earnings (loss)	(1,481)	305	400
Preferred dividends	(26)	(26)	(26)
Accretion of LYON Notes	(4)	(3)	--

Retained earnings (deficit) at end of year	$ (317)	$ 1,194	$ 918

The Notes to Consolidated Financial Statements on pages 50 through 79 are an integral part of these statements.